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FOR IMMEDIATE RELEASE


    THE SANDWICH CO-OPERATIVE BANK COMPLETES HOLDING COMPANY
                         REORGANIZATION

     (Sandwich, Massachusetts) The Sandwich Co-operative Bank today announced that it had completed its holding company reorganization. Under the Plan of Reorganization and Acquisition approved by the stockholders at a special meeting of stockholders held on May 14, 1997, the Bank became a subsidiary of a Massachusetts holding company, Sandwich Bancorp, Inc., and each currently outstanding share of the Bank's common stock has been converted into a share of holding company common stock.
The Bank will continue to conduct business from the same locations and in the same manner as before the reorganization.

     "The holding company reorganization will give the Bank more operating flexibility than it currently has and will facilitate expansion and diversification," Frederic D. Legate, President of the Bank, explained.

     The Sandwich Co-operative Bank is a stock Massachusetts chartered bank that maintains 11 offices on Cape Cod and in adjacent communities and has its deposits insured by the federal deposit Insurance Corporation (FDIC).

     Sandwich Bancorp, Inc.'s common stock is traded on the Nasdaq National Market under the trading symbol "SWCB".